
                              EXHIBIT 11
                     STATEMENT RE-COMPUTATION OF
                          PER SHARE EARNINGS
            (Dollars in thousands, except per share data)
                            Nine Months Ended     Three Months Ended
                               December 30,           December 30,
                               2000     1999        2000       1999
                           ___________ __________  ___________ ___________
                           (Unaudited) (Unaudited) (Unaudited) (Unaudited)
BASIC EARNINGS PER SHARE:

Weighted average shares
   outstanding                14,284     14,245       14,343     14,225
                            =========  =========    =========  =========
Income from continuing
   operations                $ 5,212    $ 8,484      $  498     $ 2,675
Income (loss) from
   discontinued operations   $(6,542)   $   (37)     $(5,654)   $   139
                            ---------  ----------   ---------  ---------
Net income (loss)            $(1,330)   $ 8,447      $(5,156)   $ 2,814
                            =========  =========    =========  =========
Income per share from
   continuing operations     $  0.36    $  0.60      $  0.03    $  0.19
Income (loss) per share
   from discontinued
   operations                $ (0.45)   $ (0.01)     $ (0.39)   $  0.01
                            ---------  ---------    ---------  ---------
Net income (loss) per share  $ (0.09)   $  0.59      $ (0.36)   $  0.20
                            =========  =========    =========  =========

DILUTED EARNINGS PER SHARE:

Weighted average shares
   outstanding                14,284     14,245       14,343    14,225
Dilutive effect of common
   stock options                  19          5            -         2
                            ---------  ---------    ---------  ---------
          Total shares        14,303     14,250       14,343    14,227
                            =========  =========    =========  =========

Income from continuing
   operations                $ 5,212    $ 8,484      $   498   $ 2,675
Income (loss) from
   discontinued operations   $(6,542)   $   (37)     $(5,654)  $   139
                            ---------  ---------    ---------  ---------
Net income (loss)            $(1,330)   $ 8,447      $(5,156)  $ 2,814
                            =========  =========    =========  =========
Income per share from
   continuing operations     $  0.36    $  0.60      $  0.03   $  0.19
Income (loss) per share from
   discontinued operations   $ (0.45)   $ (0.01)     $ (0.39)  $  0.01
                            ---------  ----------   ---------  ---------
Net income (loss) per share  $ (0.09)   $  0.59      $ (0.36)  $  0.20
                            =========  =========    =========  =========